Exhibit 3.1

Amendment No. 1

to

the Bylaws of Towerstream Corporation

1. Article I, Section 1 of the Bylaws of the Corporation be, and hereby is, amended by inserting the following paragraph at the end of such section:

Notwithstanding anything herein contained to the contrary, the corporation may issue shares of its stock in uncertificated or book-entry form. In such event, the corporation’s transfer agent and registrar shall keep appropriate records indicating (a) the person to whom such uncertificated shares of stock were issued, (b) the number, class and designation of series, if any, of shares of stock held by such person and (c) other information deemed relevant to the corporation.

2. Article II, Section 8 of the Bylaws of the Corporation be, and hereby is, amended and restated in its entirety as follows:

Only persons who are nominated in accordance with the procedures set forth in these By-laws shall be eligible to stand for election at a meeting of stockholders. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of the corporation who is a stockholder of record at the time of giving of notice provided for in this By-law, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this By-law.

Nominations by stockholders shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation (a) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made, and (b) in the case of a special meeting at which directors are to be elected, not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to the stockholder giving the notice (i) the name and address, as they appear on the corporation’s books, of such stockholder and (ii) the class and number of shares of the corporation which are beneficially owned by such stockholder and also which are owned of record by such stockholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of the corporation which are beneficially owned by such person. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

No person shall be eligible to stand for election as a director at a meeting of stockholders of the corporation unless nominated in accordance with the procedures set forth in these By-laws. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these By-laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this By-law, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this By-law.